Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

TOYZAP.COM, INC.

(Pursuant to Sections 21.155 and 21.156 of the

Texas Business Organizations Code

of the State of Texas)

TOYZAP.COM, INC., a corporation organized and existing under the Texas Business Organizations Code of the State of Texas (the “Corporation”), in accordance with the provisions of Sections 21.155 and 21.156 thereof:

HEREBY CERTIFIES:

A. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, the Board of Directors on June 1, 2010 adopted the following resolution establishing a new series of 100,000 shares of Preferred Stock of the Corporation to be designated as Series A Convertible Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Formation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and the designation and amount thereof and the rights, preferences and limitations of such series are as follows:

1. Designation of Shares. The designation of this series of Preferred Stock is “Series A Convertible Preferred Stock,” par value $0.001 per share.

2. Number of Shares. The number of shares constituting the Series A Convertible Preferred Stock (the “Series A Preferred”) shall be 100,000 shares.

3. Voting. The holders of shares of Series A Preferred shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred held by such holder could be converted on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Series A Preferred, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Series A Preferred held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4. Dividend Rights. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred in an amount equal to the dividend per share that such holders would have received had they converted their shares of Series A Preferred into shares of Common Stock immediately prior to the record date for the declaration of the Common Stock dividend. “Common Stock” means the common stock, par value $0.001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

5. Preference.

A. In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series A Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series A Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Series A Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to $100 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Preference Amount”). In the event the funds or assets legally available for distribution to the holders of shares of Series A Preferred are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Series A Preferred pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Series A Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock.

B. A “Liquidity Event” means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”) or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A “Change of Control” means a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation, or the consummation of any transaction or series of related transactions, in each case which results in the Corporation’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile of the Corporation.

6. Conversion. The shares of Series A Preferred shall be subject to the following mandatory conversion provisions:

A. Mandatory Conversion.

(i) Upon the 12-month anniversary of the Trigger Date, all outstanding shares of Series A Preferred shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred are then convertible pursuant to this Section 6 (subject to adjustment as provided herein) without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred are surrendered to the Corporation or its transfer agent. Notwithstanding the foregoing, if upon the12-month anniversary of the Trigger Date, the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, then such automatic conversion shall be delayed until the Corporation is so subject to such requirements.

(ii) Definition of Trigger Date “Trigger Date” means the date on which the Corporation first files with the Securities and Exchange Commission current “Form 10 information”, as such term is defined in Rule 144 of the Securities Act of 1933.

(iii) Procedure Upon Mandatory Conversion. Upon the effectiveness of the mandatory conversion of the Series A Preferred (the date and time of such effectiveness being referred to as the “Mandatory Conversion Date”), the holders of shares of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred so surrendered were convertible on the Mandatory Conversion Date and cash, as provided in Section E, in respect of any fraction of a share of Common Stock issuable upon such conversion. Upon the Mandatory Conversion Date, the rights of the holder as holder of the shares of Series A Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred so converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

B. Conversion Rate. The “Series A Conversion Rate” in effect at any time with respect to shares of Series A Preferred shall be the quotient obtained by dividing $100.00 by the Conversion Value, calculated as provided in Section C.

C. Conversion Value. The “Conversion Value” with respect to shares of Convertible Preferred shall initially be $2.00, subject to adjustment in accordance with Section D hereof.

D. Adjustments to Conversion Value. Upon the happening of an Extraordinary Common Stock Event, the Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Conversion Value by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Value. The Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An “Extraordinary Common Stock Event” shall mean: (i) the issuance of additional shares of Common Stock as a dividend or other distribution on the outstanding shares of Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

E. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series A Preferred. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred, the Corporation shall pay to the holder of shares of Series A Preferred which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed in good faith by the Board of Directors) at the close of business on the Mandatory Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred so converted at any one time by any holder thereof, and not upon each share of Series A Preferred so converted.

F. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7. Amendments. None of the terms of the Series A Preferred set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred, voting together as a single class (with the votes of such shares of Series A Preferred counted on an as-converted basis).

8. No Redemption Rights. There shall be no mandatory or voluntary redemption of the Series A Preferred.

9. Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Series A Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such resolution may be amended from time to time pursuant to Section 7 hereof).

B. That the above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of ToyZap.com, Inc., on the 1st day of June, 2010, and the statements contained herein are affirmed as true under penalty of perjury.

TOYZAP.COM, INC.

By:	/s/ Harold Montgomery
Harold Montgomery Chief Executive Officer